QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: March 14, 2005): March 18, 2005

MOLSON COORS BREWING COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14829 (Commission File Number)	84-0178360 (IRS Employer Identification No.)
1555 Notre Dame Street East Montréal, Québec, Canada, H2L 2R5	311 10th Street Golden, Colorado 80401

(Address of principal executive offices, including Zip Code)

(303) 279-6565
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        Effective March 15, 2005, Molson Coors Brewing Company (the "Company") and Timothy V. Wolf, the Company's Global Chief Financial Officer, modified Mr. Wolf's change-in-control arrangement as a result of Mr. Wolf's agreement to participate in the Company's newly established Executive Continuity and Protection Program ("ECPP"). Under the modified arrangement, Mr. Wolf will have the opportunity to earn a special target retention bonus of $1,405,800, 50% of which can be earned on February 9, 2006 and 50% on February 9, 2007, so long as Mr. Wolf is still employed by the Company at such times. The actual retention bonus earned is subject to a 10% increase for an "above target" review for the immediately preceding year, or a 10% reduction for a "below target" review. In the event of his involuntary termination prior to February 9, 2007, Mr. Wolf would also be entitled to the severance benefits of the ECPP described below.

        After the consummation of the merger of Adolph Coors Company and Molson, Inc., the combined company, Molson Coors Brewing Company, offered the ECPP to various pre-merger Adolph Coors Company employees who were entitled to change-in-control severance payments that would be triggered either by the actual or constructive termination of the employee during the 24 months immediately following the merger or by the resignation of the employee during the thirteenth month after the merger. The purpose of the ECPP is to provide certainty in the composition of the Company's management by restructuring the current change-in-control agreements to preclude management employees from leaving the Company in the thirteenth month after the merger for any reason, and from resigning at any time during the 24 months following the merger for "good reason," and still collect full change-in-control severance benefits. Employees party to change-in-control agreements were informed that if they did not accept the ECPP by March 15, 2005, they would receive termination notices. The ECPP provides that a management employee's change-in-control payment would convert to a retention bonus that can be earned by the employee as follows: the retention bonus (equal to two times base salary and target bonus) is earned 50% on February 9, 2006 (the first anniversary of the merger) and the remaining 50% on February 9, 2007. As indicated above for Mr. Wolf, the actual retention bonus earned by each such employee is subject to a 10% increase for an "above target" review for the immediately preceding year, or a 10% reduction for a "below target" review. Under the ECPP, a management employee also would forgo certain stock option rights, pension and supplemental retirement plan benefits and other benefits to which the employee would otherwise have been entitled under the applicable change-in-control agreement.

        The ECPP provides that upon termination of employment prior to February 9, 2007 by the Company without "cause" or by the employee for "good reason," which includes a reduction in base salary (other than as part of a general reduction applicable to comparable management employees) or failure to provide the opportunity to participate in incentive, bonus, equity-based and other plans and programs in which executives with comparable duties participate or any failure to provide the compensaton contemplated thereby, the employee would be entitled to a severance benefit that, when combined with the retention bonus, will approximate the cash portion of the change-in-control severance that would have been paid in such circumstances under the existing change-in-control agreement. Such severance benefit would be equal to the sum of: (i) base salary through the end of the then-current fiscal year plus an amount equal to the greater of (A) his or her target bonus for the year of termination or (B) his or her annual incentive bonus (the "Target Bonus"); (ii) the full amount of any unpaid retention bonus (at the "on target" level); and (iii) the excess, if any, of (A) two times the sum of base salary and the greater of (1) the Target Bonus and (2) the highest actual annual incentive bonus in fiscal years 2002, 2003 and 2004 over (B) the total retention bonus at the "on target" level.

        As described in the attached press release, dated March 18, 2005, which is incorporated herein by reference, certain employees decided not to accept the ECPP, thereby causing the Company to issue them termination notices and triggering their pre-merger change-in-control agreements.

Item 1.02. Termination of a Material Definitive Agreement.

        As a condition to participation in the ECPP, employees, including Mr. Wolf, were required to waive all rights under their pre-merger change-in-control agreements, the material terms of which are described above.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

  (b)
  On March 14, 2005, Albert C. Yates orally notified the Company of his decision not to seek re-election to the Company's Board of Directors at the Company's 2005 annual meeting of stockholders. Dr. Yates will remain on the Board until such meeting. Dr. Yates has advised that his decision to retire from the Board is not due to any disagreement with the Company regarding any matter.

        Ronald A. Tryggestad, the Company's Chief Accounting Officer, elected not to participate in the ECPP pursuant to the Company's offer described in Item 1.01 above and, as a result, received a termination notice from the Company on March 18, 2005. Mr. Tryggestad has agreed to stay with the Company as Chief Accounting Officer until his successor is named and commences employment with the Company.

Item 9.01. Exhibits.

Exhibit No.	Description
99.1	Press Release of Molson Coors Brewing Company, dated March 18, 2005.

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

/s/ ANNITA M. MENOGAN
Date: March 18, 2005	Name:	Annita M. Menogan
	Title:	Corporate Secretary and Deputy General Counsel

3

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Molson Coors Brewing Company, dated March 18, 2005.

4

QuickLinks

  Item 1.01 Entry into a Material Definitive Agreement.
  Item 1.02. Termination of a Material Definitive Agreement.
  Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
  Item 9.01. Exhibits.
SIGNATURES
EXHIBIT INDEX